EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Third Quarter 2023 Conference Call
November 9, 2023
10 a.m. CT

Introductory Comments – Jordan Jennings
Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the third quarter of 2023 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 8, 2023 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter ended September 30, 2023 with the third quarter ended September 30, 2022.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton
Good morning, and welcome to our 2023 third quarter earnings conference call. I will begin today’s call by providing an overview of our business and an update on our portfolio. Then, Deric will provide a review of our financial results, and Chris will provide an update on our asset management activity. Afterwards, we will open the call for Q&A.
We have a few key themes for today’s call:
1.First, we’re pleased with the continued momentum of our urban hotels which reported Comparable Hotel EBITDA of $16 million in the third quarter;

2.Second, we remain pleased with our two most recent acquisitions – The Ritz-Carlton Reserve Dorado Beach and the Four Seasons Resort Scottsdale at Troon North. They are each performing well and continue to exceed our original underwriting; and
3.Third, we continue to diligently work through our refinancing program and we are making solid progress addressing loan maturities, as demonstrated by our recent announcement regarding the closing of our $200 million corporate financing as well as the upsizing and extension of our Four Seasons Resort Scottsdale loan and the extension of our Ritz-Carlton Lake Tahoe loan.
Turning to our results, the third quarter is our weakest quarter from a seasonality perspective. Despite a volatile macroeconomic environment, our portfolio delivered solid results with third quarter Comparable Hotel EBITDA of $34.9 million. Our resort properties continue to outpace 2019 results and our urban properties continue to recover. Turning to RevPAR for all hotels in the portfolio, our third quarter RevPAR result of $263 reflected a decrease of 7.1% over the prior year quarter. It’s important to note that while the performance at our luxury resorts is down year-over-year, we’re pleased with their overall performance especially when you consider that (a) both demand and rates remain solid versus historical comparisons, and (b) their performance is still far outperforming 2019 results. In fact the Company’s RevPAR growth versus 2019 is the highest among public lodging REITs.
Taking a closer look at our best-in-class luxury portfolio, many of our hotels are well-located in attractive, high barrier to entry leisure markets. Ten of our 16 hotels are considered resort destinations and this luxury resort portfolio continues to deliver strong performance with combined Hotel EBITDA of $19 million during the quarter.
Regarding our urban assets, our third quarter performance remained solid. We remain very encouraged by the continued momentum for this segment, which generated $16 million of Comparable Hotel EBITDA. As we’ve emphasized before, demand continues to return to our cities and Braemar’s urban hotels continue to ramp up. This return continues to be driven by corporate transient as well as recent strength in corporate group demand that is expected to accelerate during 2024, which Chris will discuss in greater detail shortly. Overall, as demonstrated by our results, our urban portfolio is in solid shape. Moving forward, we continue to believe our urban hotels will be the primary driver of growth for our portfolio in the coming quarters.
During the third quarter, we announced the rebranding of our Mr. C Beverly Hills hotel to Cameo Beverly Hills and have entered into an agreement to join the Hilton central reservation system and Hilton Honors guest loyalty program. This property is an iconic asset with a great location and will undergo a $25 million renovation as part of this conversion. The renovation will include updates to the guestrooms, guest bathrooms, corridors, lobby, restaurant, façade, and meeting space. We will be creating a distinctive theme and style for the property that is commensurate with Hilton’s LXR brand, which it will join upon renovation completion before the end of 2025.
Next, our recent acquisition of the Four Seasons Resort Scottsdale at Troon North, continues to exceed our expectations. As demonstrated by its third quarter and year-to-date performance, it’s been a great addition to our portfolio as it fits perfectly with our strategy of owning high RevPAR luxury hotels and resorts. We also continue to analyze the optimal solution for the nearly 6-acre development parcel we acquired as part of the acquisition.

Braemar’s other 2022 acquisition, The Ritz-Carlton Reserve Dorado Beach, also continues to perform very well. For the third quarter, RevPAR was $906 based on 58% occupancy and an ADR of $1,570.
Over the trailing twelve months, The Ritz-Carlton Reserve Dorado Beach has achieved a 9.3% yield on cost, while the Four Seasons Scottsdale achieved a 7.4% yield on cost. These luxury assets have outpaced our underwriting and, looking ahead to the next several quarters, we remain very encouraged about the prospects for these well-positioned properties.
Looking at Braemar’s capital position, we continue to emphasize balance sheet flexibility and our balance sheet remains in solid shape. During the third quarter, we were pleased to announce the closing of our $200 million corporate financing. We also recently completed the upsizing and extension of our Four Seasons Scottsdale loan and extended our Ritz-Carlton Lake Tahoe loan. Deric will discuss those in more detail in a minute.
In summary, we have a unique, well-positioned portfolio and I’m optimistic about our future results supported by our group pace being up 15% for 2023 and 17% for 2024, which is benefiting from both corporate and social groups. Moving through the remainder of 2023 and into 2024, as business and group travel continue to accelerate, Braemar is on solid footing to perform well in both the near term and the long term. Further, we have the highest quality hotel portfolio in the public markets, and we remain well-positioned, with what we believe is a solid liquidity position and balance sheet with attractive debt financing in place.
I will now turn the call over to Deric to take you through our financials in more detail.
Financial Review – Deric Eubanks
Thanks, Richard.
For the quarter, we reported net loss attributable to common stockholders of $(33.1) million or $(0.50) per diluted share and AFFO per diluted share of $(0.08).
Adjusted EBITDAre for the quarter was $27.0 million.
At quarter end, we had total assets of $2.3 billion. We had $1.2 billion of loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 7.1% taking into account in-the-money interest rate caps. Based on the current level of SOFR and our corresponding interest rate caps, approximately 69% of our debt is effectively fixed and approximately 31% is effectively floating. As of the end of the third quarter, we had approximately 38.6% net debt to gross assets.
We ended the quarter with cash and cash equivalents of $149.5 million and restricted cash of $57.3 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $14.2 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs.
With regard to dividends, in December of 2022, we announced a significant increase in the Company’s quarterly common stock dividend to $0.05 per share or $0.20 per diluted share on an annualized basis. This equates to an annual yield of approximately 7.5% based on yesterday’s stock price. Our Board of Directors will review the Company’s dividend policy on a quarter-to-quarter basis, with a view to increasing it as financial performance continues to improve.
As Richard mentioned, during the quarter, we announced a new $200 million corporate financing that consists of a $150 million term loan and a $50 million revolving credit facility. The financing is secured by a borrowing base of three hotels: The Ritz-Carlton Sarasota, Bardessono Hotel and Spa, and Hotel Yountville and we used the proceeds from the financing to payoff the existing mortgage loans on those properties. The new financing has a three-year term with one, one-year extension option subject to the satisfaction of certain conditions and the interest rate is based upon a pricing grid related to our Net Debt to EBITDA that provides for a range of SOFR + 2.35% to 3.10%. The current rate is SOFR + 2.85%.
During the quarter, we also closed on the upsizing and extension of our mortgage loan secured by the 210-room Four Seasons Resort Scottsdale at Troon North in Scottsdale, Arizona. The non-recourse loan now totals $140.0 million and has an initial maturity in December of 2026 with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and continues to have a floating interest rate of SOFR + 3.75%.
Additionally, subsequent to quarter end, we closed on the extension of the mortgage loan secured by the 170-room Ritz-Carlton Lake Tahoe in Truckee, California. The non-recourse loan now totals $53.4 million and has a one-year initial term with one, one-year extension option, subject to the satisfaction of certain conditions. The loan is interest only and has a floating interest rate of SOFR + 3.60%. Our next final debt maturity is the loan on our Hilton La Jolla Torrey Pines and Capital Hilton hotels which matures in February 2024.
As of September 30, 2023, our portfolio consisted of 16 hotels with 3,957 net rooms.
Our share count currently stands at 73.2 million fully diluted shares outstanding, which is comprised of 66.0 million shares of common stock and 7.2 million OP units.
This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
For the quarter, Comparable Hotel RevPAR for our portfolio decreased 7% over the prior year quarter to $263. This represents a 10% increase over the third quarter in 2019. Our urban assets continued to benefit from demand growth with Comparable Total Hotel EBITDA exceeding the prior year quarter by 3%. We are seeing a normalization within our Resort assets, with Resort Hotel RevPAR declining by 13%, while our Urban Hotel RevPAR increased by 2% over the prior year quarter. Total portfolio RevPAR for our luxury hotels was 21% higher than the national average for the Luxury chain scale, which reflects the high-quality nature of our portfolio. I would like to spend some time highlighting some of the initiatives from our team, including optimizing performance through increased group demand, identifying and implementing value-add opportunities across the portfolio, and how we are increasing performance at our newly acquired hotels.

We continue to experience a resurgence in the group segment. Portfolio group revenue pace for full year 2023 is ahead of prior year by 15%. The strength within the group segment is continuing through 2024 with full year group revenue pacing ahead of the prior year by 17%. Within our urban hotels, group room revenue for the quarter exceeded the prior year quarter by 8%. We were also encouraged by third quarter booking activity. During the quarter, our urban portfolio secured $1.8 million in group revenue for future periods, which is an 87% increase over the prior year quarter. Our largest hotel, Capital Hilton, finished the quarter with approximately $3.1 million in group revenue, a 16% increase over the prior year quarter. This achievement is noteworthy considering the hotel was under a transformational guestroom renovation throughout the entire quarter. Despite the reduced inventory, our team has found ways to improve property performance, while also positioning the hotel for success as we come out of the renovation.
As part of broader initiatives, we recently added 15 keys across the portfolio. Additionally, we are seeing increased peak nights across the portfolio. During the quarter, peak nights were up 27% over the prior year quarter. We define peak nights as any individual night with occupancy greater than 95%. Having this additional inventory allows us to capitalize on these high demand periods, where our portfolio generates premium rates.
All of these efforts, and more, have contributed to the overall success of the portfolio during the third quarter of 2023. We are particularly pleased with the performance at our two most recent acquisitions: The Ritz-Carlton Reserve Dorado Beach and the Four Seasons Scottsdale. Upon acquisition, our team created a detailed takeover plan for each of the assets, targeting strategic opportunities for creating value. We have been diligently executing on the initiatives, which have produced strong results. At The Ritz-Carlton Reserve Dorado Beach, we have optimized our cabana rental program, increased luxury villa sales, and enhanced our digital marketing strategy. We have introduced enhanced reporting, which has allowed us to more appropriately flex labor, resulting in a third quarter reduction in rooms expense cost per occupied room of 7% to the prior year quarter. The Four Seasons Scottsdale has benefitted from similar actions. During the third quarter, the hotel improved productivity, measured by labor hours per occupied room, by 31% compared to the prior year third quarter. Our team recommended and implemented a new labor management system. We also partnered with Four Seasons to optimize their task force utilization, where we have the ability to send available staff from our hotel to other Four Seasons branded hotels around the U.S. that need support. These initiatives have been successful, propelling the hotel’s year-to-date Comparable Hotel GOP 14% compared to the same time last year.
In addition to our most recent acquisitions, our Marriott Seattle Waterfront had a successful quarter. The hotel improved its GOP margin by 327 basis points over the prior year quarter. Our team implemented aggressive property improvement plans, which focused heavily on labor efficiencies. This resulted in an 11% increase in total hotel productivity for the quarter. The hotel recently completed a guestroom renovation and the enhanced room product and eight new keys added contributed to a 25% increase in Total Hotel Revenue during the quarter over the prior year quarter.
Moving on to Capital Expenditures, we have invested heavily in our portfolio over the last several years. The Ritz-Carlton Lake Tahoe is undergoing a transformational renovation, spanning all areas of the hotel. We are currently renovating the guestrooms and suites, adding a highly visible luxury retail outlet, upgrading the spa’s wet areas, renovating the iconic Club Lounge, and adding premium event space, as well as exclusive patio firepits that will be sold like cabanas. In addition, as previously mentioned, we are renovating the guestrooms and suites at the Capital Hilton, and adding nine new keys. Lastly, we have started renovating the fitness center and meeting space at the Park Hyatt Beaver Creek and the spa at The Ritz-Carlton Sarasota. Later this year we plan to start a guestroom renovation at the Bardessono Hotel and Spa. For 2023, we anticipate spending between $70 - $90 million on Capital Expenditures.
Lastly, while our portfolio is experiencing a stabilization in demand, we are confident that it will continue to outperform the market long-term. This is an extremely high quality portfolio, our team has a extensive track record of adding value, and we are optimistic as we look ahead at future group pace.
Richard Stockton
Thank you, Chris.
In summary, I’d like to reiterate that we continue to be pleased with the performance of our hotels, emphasized by the continued recovery of our urban properties. We also remain very well positioned operationally, with a solid balance sheet and the highest quality portfolio in the publicly traded hotel REIT market. We look forward to updating you on our progress in the quarters ahead.
This concludes our prepared remarks, and we will now open the call up for Q&A.
<Q&A>
Richard Stockton
Thank you for joining us on our third quarter earnings call and we look forward to speaking with you again on our year-end call.